Exhibit 10.4

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors of United States Steel Corporation (with the exception of Mr. Usher) currently receive:

Annual Retainer - $60,000

Committee Membership Fees

Audit & Finance - $10,000 ($11,000 for Chairman)

Compensation & Organization - $5,000 ($6,000 for Chairman)

Corporate Governance & Public Policy - $5,000 ($6,000 for Chairman)

Meeting Fee (for each Board or Committee meeting) - $2,000

Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors (with the exception of Mr. Usher) may defer some or all of their annual retainers in the form of Common Stock Units. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, a book entry account is kept for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she must take actual shares of common stock corresponding to the number of Common Stock Units in his or her account. Each participating director’s deferred stock account is credited with Common Stock Units each January. The ongoing value of each Common Stock Unit equals the market value of the common stock. When dividends are paid on the common stock, each account is credited with equivalent amounts of Common Stock Units.

In addition to the Common Stock Units credited to the directors under the Deferred Compensation Plan for Non-Employee Directors, each non-employee director (other than Mr. Usher) is annually granted Common Stock Units valued at $40,000. When the director leaves the Board, he or she is paid, in cash, the value of these Common Stock Units at that time.

The compensation arrangements for Mr. Usher for his service as a director are set forth in his Employment and Consulting Agreement dated February 13, 2003 which is attached as Exhibit 10(r) to United States Steel Corporation’s Form 10-K for the year ended December 31, 2004.